Exhibit 4.47

MEDIA SERVICES FRAMEWORK AGREEMENT

Party A: China Southern Airlines Company Limited

Party B: Southern Airlines Culture and Media Co., Ltd.

Party A refers to China Southern Airlines Company Limited and its wholly-owned or controlled subsidiaries (the “Group”). Party B refers to Southern Airlines Culture and Media Co., Ltd. and its wholly-owned or controlled subsidiaries.

Based on the principle of equality and mutual benefit, Party A and Party B hereby reach the following framework agreement on the matters set out below via consultation.

I. General

Article 1

The scope and contents of media services in this framework agreement include: agency services for collecting, editing and distribution for Party A’s internal publicity media and platforms; exclusive advertising agency services for China Southern Airlines Company Limited and advertising agency services for its wholly-owned or controlled subsidiaries provided by Party B; agency services for the planning, procurement and production of entertainment content in the application software of Party A’s in-flight entertainment system; supply services for CSA Mall; recruitment public relations services; newspaper placement services; and other media services.

Article 2

The agency services of collecting, editing and distribution of internal publicity media and platforms means that Party B is responsible for implementing the guiding opinions of Party A’s internal publicity media and platforms (including China Southern Airlines News, China Southern Airlines Windows, WeChat official accounts of China Southern Airlines News and China Southern Airlines Micro Windows, indoor display screen of China Southern Airlines Building and related new media works) in terms of political direction, publicity orientation, column setting, content style, publicity focus, distribution and publishing, etc. Services include working for Party A, providing Party A with planning, collecting, editing, production, printing, distribution, publishing and other services of internal publicity media and platforms, ensuring the publicity quality and implementing the publication work.

Article 3

Advertising agency services refer to various forms of services entrusted by Party A to Party B in order to establish its corporate image and promote its air passenger and freight products and services, under the conditions agreed in this Agreement. It includes the planning, agency and distribution of domestic and foreign movies and televisions, print and outdoor advertisements and the design, production, distribution and agency of other media advertisements according to Party A’s promotion plan; planning and undertaking various public relations, promotion, investigation activities, exhibitions and displays; design, making and promotion of China Southern Airlines CI system; design of packaging, decoration, environment art, handicrafts, industrial modeling; design, production and sales of aviation souvenirs, advertising materials, event promotion supplies, marketing feedback gifts and corporate image products; development of related cultural industries and other advertising affairs.

Article 4

The agency services for the planning, procurement and production of in-flight entertainment content of Party A mean that Party B plans to purchase domestic and foreign movies, televisions, videos, news, entertainment, finance, sports and other related programs, makes other related programs and provides services related to in-flight entertainment.

Article 5

Supply services for CSA Mall mean that Party B, as a supplier, joins the platform of Party A’s CSA Mall, opens stores and provides merchandise sales and related services within the brand library of CSA Mall.

Article 6

Recruitment public relations services mean that Party A entrusts Party B’s agents to carry out recruitment promotion, on-site recruitment in each constituency, logistics support for recruitment activities, activity execution, production and coordination of TV programs for recruitment activities, gift sales related to personnel recruitment and other services related to recruitment activities for building the brand and promoting the corporate image.

Article 7

Newspaper placement services refer to the services provided by Party A to Party B to specifically implement the placement of newspapers sponsored and distributed by Party B’s subsidiaries in Party A’s location. Newspapers and magazines sponsored by Party B are important tools of consensus propaganda of China Southern Air Holding Company Limited and its member enterprises, providing consensus propaganda services for China Southern Air Holding Company Limited and its member enterprises.

Article 8

Party B shall provide newspapers for reading to Party A; Party A shall assist Party B in arranging newspapers, dispose them regularly, and strictly control the number and types of in-flight newspapers.

Newspapers without “Domestic Unity Issue Number” are not allowed to be placed in the passenger cabin and other public areas.

Article 9

Party A entrusts Party B to be responsible for the printing, production and procurement business of thermal boarding passes and other media, including the delivery of supply orders, tracking the completion of orders, assisting users in acceptance and payment of goods, etc.

II. Rights and Obligations

Article 10	Rights of Party A

1. Party A has the right to formulate and adjust the work plan of annual advertising agency; planning, procurement and production of in-flight entertainment content; personnel recruitment and newspaper placement of Party A according to business needs, and has the right to ask Party B to implement it as planned.

2. Party A has the right to decide the contents, forms, media, dissemination scope, word count, layout, start and stop time and other matters of its publicity and promotion according to the needs of its business activities, and inform Party B of the above decisions according to the annual plan, and inform Party B of temporary projects 30 days in advance.

3. Party A has the right to participate in Party B’s related media procurement and price negotiation according to Party A’s relevant procurement regulations, and has the right to decide whether to accept the negotiation results.

4. Party A has the right to require Party B to provide high-quality advertising design, production, distribution and agency services that conform to Party A’s corporate image.

5. Party A has the right to approve the design, production and quotation of advertising items provided by Party B. If the design and production of Party B’s advertising project cannot meet the requirements of Party A or the quotation is higher than the market price, Party A may choose a third party to provide advertising services.

6. Party A has the right to review the advertisement produced by Party B before the advertisement is published.

7. In case that Party B fails to complete relevant projects according to Party A’s quality and time requirements, Party A has the right to ask Party B to give financial compensation.

8. Party A has the right to require Party B to submit the content framework and work plan to Party A for written consent before implementation when Party B provides the agency services for the planning, procurement and production of in-flight entertainment content and recruitment public relations services.

9. Party A has the right to constantly communicate with Party B according to the needs of work and the principle of “positivity as the general requirement, control as the basis, and fair use as the key”, and put forward guiding opinions on the political direction, publicity orientation, column setting, content style, publicity focus, distribution and publishing of Party A’s internal publicity media and platforms.

10. Party A has the final right to review the reports related to Party A. The general guiding documents shall be provided by Party A to Party B in writing, and Party B shall sign for confirmation.

Article 11	Obligations of Party A

1. To facilitate Party B to handle all kinds of advertisements under this Agreement, Party A shall provide Party B with business license, air transport business license, certification materials of authenticity of advertising content and other relevant materials stipulated in the Advertisement Law of the People’s Republic of China.

2. Party A shall be responsible for the authenticity of the advertising content provided.

3. If Party B defaults due to reasons of Party A, all legal and financial responsibilities arising therefrom shall be borne by Party A.

4. Party A shall guarantee to assist Party B in performing this Agreement according to the corresponding listing rules of the stock exchange where its securities are listed (hereinafter referred to as the Listing Rules).

Article 12	Rights of Party B

1. Party B enjoys the exclusive advertising agency qualification of Party A under the conditions agreed in this Agreement. If the design and production of Party B’s advertising projects cannot meet the requirements of Party A or the quotation is higher than the market price, and Party B agrees to give up the right of exclusive advertising agency services for these projects, Party A may choose a third party to provide advertising agency services.

2. Party B has the right to put forward its own suggestions on the advertising plan set by Party A.

3. Party B has the right to check the authenticity of the content of relevant advertisements provided by Party A, and has the right to refuse to handle advertisements with inaccurate content or incomplete supporting documents.

4. Party B has the right to collect agency fees, production fees, service fees and other fees for providing services according to this Agreement.

Article 13	Obligation of Party B

1. Party B guarantees that it has the approval documents and qualifications required to provide various services stipulated in this Agreement, and its signing and fulfillment of this Agreement will not violate the provisions of laws, regulations and rules. Party B shall guarantee to assist Party A in performing this Agreement according to the corresponding listing rules of the stock exchange where its securities are listed (hereinafter referred to as the Listing Rules).

2. Party B shall provide services in a timely manner in strict accordance with the service items determined by written instructions of Party A’s annual business plan or individual entrustment, and Party B shall be solely responsible for the responsibilities arising from any behavior beyond the scope entrusted by Party A.

3. After receiving the entrustment notice from Party A, Party B shall complete the plan within the specified time according to the requirements of Party A, and send the plan to Party A for review and then organize its implementation.

4. Party B shall be responsible for the legality of the advertisement produced by it, and any infringement liability of copyright, portrait rights and other rights of the advertisement put forward by a third party shall be borne by Party B.

5. Party B shall be responsible for the whole process of selection, negotiation, procurement, implementation and supervision of media or media agents as agreed in the contract, implement media evaluation and media purchase, and publish advertisements in time. Party B shall formulate a supplier procurement management system, detail the selection, negotiation, procurement and implementation process of media suppliers, define the qualification standards, asset scale and credit status of suppliers, specify the procedures of advertising procurement, contract signing and fulfillment, purchase in strict accordance with rules and regulations, and carefully select advertising suppliers with considerable scale and rich experience.

6. After the advertisement of Party A handled by Party B is published, Party B shall track and monitor the actual publishing effect of the advertisement and provide a monitoring report to Party A according to the progress of the project. The monitoring report, as a part of the settlement vouchers of both parties, includes, but is not limited to, a summary of advertising space publishing, such as advertising space location, publishing date, publishing period, advertising form, specification and quantity; photos, pictures and other supporting materials; differences between the actual broadcast of advertisements and the planned schedule, and explanation of reasons; advertising reach and exposure data. According to the actual situation, both parties may separately agree on the provision time, specific form and content of the monitoring report in the advertising agency agreement.

7. Party B shall keep confidential the advertising business content entrusted by Party A, and shall not disclose and publish the entrusted content to any third party without authorization. In case that Party A’s advertising information is leaked in advance due to Party B’s reasons, resulting in any legal liability or financial loss, Party B shall bear all the responsibilities.

8. Party B shall be responsible for the legality of its advertisements by using Party A’s advertising media, and any legal disputes arising from Party B’s reasons during the publishing process shall be settled by Party B; Party B shall actively assist Party A in dealing with any legal disputes that are not caused by Party B, and at the same time earnestly safeguard the image of Party A.

9. In case that Party B uses Party A’s aircraft (including the exterior and interior of the aircraft) as advertising media, in addition to ensuring the airworthiness of the aircraft, its advertising content, form and placement position shall conform to Party A’s overall layout and the company’s business philosophy, and shall not interfere with Party A’s normal operation.

10. Party B shall provide Party A with newspapers and magazines in the aircraft cabin for reading based on the principle of mutual benefit. Based on its initial founding concept, the media sponsored by Party B’s subsidiaries shall undertake the function of promoting China Southern Air Holding Company Limited and its member enterprises from the beginning. Regarding Party A as a major member enterprise of China Southern Air Holding Company Limited, Party B’s subsidiaries shall publicize Party A’s route and aviation development trends in its host media.

11. Party B shall bear the increased production costs such as advertising by Party A’s in-flight entertainment programs and facilities as media. Party B agrees to sign a specific agreement with Party A separately on the income obtained and expenses incurred in the recruitment of public relations services to determine the distribution method.

12. In case that Party A customizes gift to Party B, Party B shall design and make the gift style according to Party A’s requirements, and print Party A’s logo on the gift customized by Party A.

III. Advertising Copyright

Article 14

All the copyright of advertisements produced by Party B on behalf of Party A in accordance with this Agreement shall be owned by Party A. Without the permission of Party A, Party B shall not use it for other advertising agency activities outside this Agreement.

IV. Annual Transaction Caps of Media Service

Article 15

Party A and Party B unanimously confirm that the maximum annual transaction amounts of media service business under this Agreement are RMB240 million in 2022, RMB261 million in 2023 and RMB282 million in 2024 (excluding tax).

Article 16

The actual transaction amount between Party A and Party B shall be executed according to the amount determined in the single business contract separately signed by both parties, but the actual media service fee incurred each year shall not exceed the annual transaction caps agreed in this Agreement. Party A and Party B shall meet the requirements of relevant Listing Rules during the implementation of this Agreement.

V. Pricing and Payment of Media Service Fees

Article 17

The service pricing or charging standards under this Agreement shall be determined with reference to the market prices, and shall be agreed by both parties through arms-length negotiations when a single specific business occurs.

Article 18	The “market prices” referred to in this Agreement refer to the prices independently set by the operators and formed through market competition.

Article 19	The market prices are determined in the following order:

1. the prices then charged by independent third parties providing similar services under normal trading conditions in or in the vicinity of the place where such services are provided;

2. the prices then charged by independent third parties providing similar services under normal trading conditions within the PRC.

Article 20

Both parties shall, before 31 December of each year in the next three years, review the pricing standards and payment methods of the next fiscal year in combination with the related services agreed in this Agreement, and sign a supplementary agreement. In case that both parties fail to reach an agreement on the terms of the supplementary agreement before the above deadline, the pricing standard and payment method of the current year shall apply to the next fiscal year.

Article 21

After reaching an agreement with Party B on specific media services, Party A authorizes Party A’s business department to issue a “Customer Confirmation Form” to Party B, and sign a single specific media service business contract separately, and both parties shall pay the fees according to the specific contract. The media service-related fees that Party B promises to charge Party A are all based on the market prices of similar businesses recognized by Party A.

VI. Term and Change of Agreement

Article 22	This Agreement is valid from 1 January 2022 to 31 December 2024.

Article 23

Unless otherwise stipulated or required by the Listing Rules applicable to Party A, a renewal agreement can be signed by both parties through written negotiation thirty days before the expiration date.

Article 24	During the validity period of this Agreement, Party A and Party B may change or supplement the terms of this Agreement through negotiation.

Article 25	Within the validity period of this Agreement, Party A and Party B may dissolve this Agreement in writing through negotiation, but one party shall notify the other party thirty days in advance.

VII. Liability for Breach

Article 26

Party A and Party B shall strictly fulfill their respective obligations under this Agreement, otherwise it may constitute a breach of contract, and the breaching party shall bear corresponding liabilities for breach of contract according to the relevant provisions of the Civil Code of the People’s Republic of China.

VIII. Miscellaneous

Article 27	The conclusion, fulfillment, interpretation and dispute settlement of this Agreement shall be governed by the laws of the People’s Republic of China.

Article 28	This Agreement is made in quadruplicate, with Party A and Party B holding two copies each, all of which have the same legal effect.

(No text below)

Party A: China Southern Airlines Company Limited

Signature:

Date:

Party B: Southern Airlines Culture and Media Co., Ltd.

Signature:

Date:

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